Exhibit 5.2

11 S. Meridian Street Indianapolis, IN 46204-3535 U.S.A. (317) 236-1313 Fax (317) 231-7433

www.btlaw.com

May 29, 2026

Xylem Inc.

301 Water Street, N.E.

Washington, D.C. 20003

Ladies and Gentlemen:

We have acted as special Indiana counsel to Xylem Inc., an Indiana corporation (the “Company”), in connection with the offering of $500,000,000 aggregate principal amount of its 5.200% Senior Notes due 2033 and $500,000,000 aggregate principal amount of its 5.450% Senior Blue Notes due 2036 (collectively, the “Notes”), to be issued pursuant to the Registration Statement on Form S-3 (File No. 333-273653) originally filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on August 3, 2023 and which became effectively automatically upon filing (the “Registration Statement”), the related prospectus included in the Registration Statement (the “Base Prospectus”), the preliminary prospectus supplement thereto dated May 19, 2026 filed with the Commission on that same date pursuant to Rule 424(b) of the Securities Act (the “Preliminary Prospectus Supplement”), and the final prospectus supplement thereto dated May 19, 2026 filed with the Commission on May 22, 2026 pursuant to Rule 424(b) of the Securities Act (the “Final Prospectus Supplement,” and collectively with the Preliminary Prospectus Supplement, the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to herein as the “Prospectus.”

The Notes are to be issued by the Company pursuant to an Underwriting Agreement (the “Underwriting Agreement”), dated as of May 19, 2026, by and among the Company and the several underwriters listed in Schedule 1 to the Underwriting Agreement, for whom BNP Paribas Securities Corp., Citigroup Global Markets Inc., ING Financial Markets LLC, J.P. Morgan Securities LLC, and Wells Fargo Securities, LLC are acting as representatives, and an Indenture dated as of March 11, 2016 (the “Base Indenture”), between the Company and Deutsche Bank Trust Company Americas, as indenture trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of March 11, 2016 (the “First Supplemental Indenture”), and the Fifth Supplemental Indenture dated as of May 29, 2026 (the “Fifth Supplemental Indenture, and collectively with the Base Indenture and the First Supplemental Indenture, the “Indenture”), between the Company and the Trustee, establishing the terms of the Notes.

In rendering the opinions set forth below, we have examined and relied upon copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations, and other instruments as we deemed necessary or advisable for purposes of the opinions expressed herein, including (i) the Registration Statement; (ii) the Prospectus; (iii) the Underwriting Agreement, Indenture, and the certificates evidencing the global Notes (collectively, the “Notes Documents”); (iv) the Fourth Amended and Restated Articles of Incorporation of the Company; (v) the Fifth Amended and Restated By-Laws of the Company; (vi) certain resolutions adopted by the Board of Directors of the Company; and (vii) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion letter. As to certain matters of fact material to our opinions, we have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company, and we have not otherwise independently investigated or verified such facts. We are opining herein as to the Indiana Business Corporation Law, and we express no opinion with respect to any other laws.

Xylem Inc.

May 29, 2026

In connection with rendering the opinions set forth herein, we have assumed (i) that all information contained in all documents reviewed by us is true and correct; (ii) that all signatures on all documents examined by us are genuine; (iii) that all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) the legal capacity of all natural persons; and (v) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents.

Based upon the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that:

1. The Company is validly existing as a corporation under the laws of the State of Indiana and has all requisite corporate power to execute and deliver the Notes Documents and to perform its obligations thereunder.

2. The execution and delivery by the Company of the Notes Documents and the performance of its obligations thereunder have been duly authorized by all necessary corporate action.

We express no opinion herein other than as expressly stated above. The opinions set forth herein are expressed as of the date hereof, and we disclaim any undertaking to advise the Company or any other party of any subsequent changes to the matters stated, represented, or assumed herein or any subsequent changes in applicable law.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to a Current Report on Form 8-K to be filed by the Company with the Commission, to the incorporation by reference of this opinion letter in the Registration Statement, and to the reference to us under the heading “Legal Matters” in the Prospectus that is a part of the Registration Statement. However, in giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Barnes & Thornburg LLP

BARNES & THORNBURG LLP